Exhibit 10.2

Dated 1ST MAY 2012

ORCHARD ADVERTISING LIMITED (1)

and

HOLLYWOOD MEDIA CORP (2)

SHARE CHARGE

DEED

Atticus Legal LLP

Castlefield House

Liverpool Road

Manchester

M3 4SB

Index to Clauses

1.	Definitions and interpretation	2
2.	Covenant to pay	4
3.	Charge	4
4.	Negative pledge and restrictions on dealing	4
5.	Representations and warranties by the Chargor	5
6.	Covenants by the Chargor	6
7.	Notice of subsequent charges	7
8.	Enforcement and powers of the Chargee	8
9.	Application of monies	9
10.	Continuing security	9
11.	Power of attorney	9
12.	Further assurances	9
13.	Avoidance of payments	10
14.	Delegation	10
15.	Costs and expenses	10
16.	Indemnity	10
17.	Notices	10
18.	Assignment	11
19.	Miscellaneous	11
20.	Law and jurisdiction	12

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THIS DEED is dated 1st May 2012 and made BETWEEN:

(1)	ORCHARD ADVERTISING LIMITED incorporated and registered in England and Wales with company number 8006157 whose registered office is at 34 -36 Orchard Road, Lytham St Annes, Lancashire, FY8 1PF (Chargor); and

(2)	HOLLYWOOD MEDIA CORPORATION incorporated and registered in the United States of America whose registered office is at 2255 Glades Road Suite 221A, Boca Raton, FL 33431 (Chargee).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1.	In this Deed, unless the context otherwise requires:

Administrator means an administrator appointed to manage the affairs, business and property of the Chargor pursuant to clause 8;

Authorisation means an authorisation (including, without limitation, a consent, approval, resolution, licence, permit, exemption, filing, notarisation or registration);

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London;

Derivative Assets means:

(a)	allotments, rights, monies or other assets arising from the Sale Shares by way of conversion, exchange, redemption, bonus, preference, option or otherwise;

(b)	dividends, distributions, interest and other income paid, or payable, in respect of the Sale Shares; and

(c)	stocks, shares and other securities offered in addition to, or in substitution for, the Sale Shares;

euro or € means the single currency of the Participating Member States;

LPA means the Law of Property Act 1925;

Participating Member State means a member state of the European Union that adopts, or has adopted, the single currency in accordance with legislation of the European Union for the time being relating to European Monetary Union;

Secured Liabilities means all present and future monies, obligations and liabilities owed by the Chargor to the Chargee, whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity whatsoever, under or in connection with the Share Purchase Agreement;

Security Assets means the Sale Shares and the Derivative Assets (and includes any part of, or any interest in, such assets);

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Security Interest means any mortgage, charge, pledge, lien, assignment by way of security, hypothecation or any other agreement or arrangement having the effect of conferring security;

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full;

Share Purchase Agreement means the share purchase agreement dated on the date hereof between the Chargor, and the Chargee;

Sterling and £ mean the lawful currency for the time being of the United Kingdom.

1.2.	Words and expressions defined in the Share Purchase Agreement shall, in addition to those set out at clause 1.1 above and unless the context requires otherwise, bear the same meaning when used in this Deed.

1.3.	In this Deed, unless the context otherwise requires:

(a)	clause headings are inserted for ease of reference only and are not to affect the interpretation of this Deed;

(b)	references to clauses are to clauses of this Deed;

(c)	words importing the plural shall include the singular and vice versa;

(d)	any reference to a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(e)	any reference to Chargee or Chargor shall be construed so as to include its successors in title and, in the case of the Chargee, its permitted assigns and transferees, whether direct or indirect;

(f)	any reference to this Deed or any other document shall be construed as a reference to this Deed or such other document as amended and/or restated from time to time and be deemed to include any instruments amending, varying, supplementing, novating or replacing the terms respectively thereof from time to time;

(g)	any reference to a statutory provision shall be construed as a reference to that statutory provision as amended, supplemented, re-enacted or replaced from time to time (whether before or after the date of this Deed) and shall include any orders, regulations, instruments or other subordinated legislation made under or deriving validity from that statutory provision;

(h)	any reference to assets includes present and future properties, revenues and rights of every description;

(i)	any reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental or inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation whatsoever;

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(j)	any reference to a disposal includes any sale, assignment or transfer, the grant of an option or similar right or the creation of a trust or other equitable interest in favour of a third party, and dispose shall be construed accordingly; and

2.	Covenant to pay

The Chargor hereby covenants with the Chargee that it will on demand pay and discharge the Secured Liabilities as and when the same become due for payment and discharge, whether by acceleration or otherwise.

3.	Charge

The Chargor with full title guarantee and as a continuing security for the payment and discharge of the Secured Liabilities hereby charges in favour of the Chargee by way of equitable charge the Sale Shares, together with all Derivative Assets from time to time accruing thereto.

4.	Negative pledge and restrictions on dealing

The Chargor shall not, during the Security Period, save with the prior written consent of the Chargee or as may be permitted by the Share Purchase Agreement;

(a)	create, or agree or attempt to create, or permit to subsist in favour of any person other than the Chargee any Security Interest over the whole or any part of the Security Assets;

(b)	(whether by a single transaction or a number of related or unrelated transactions) sell, transfer or otherwise dispose of all or any part of the Security Assets (or any interest therein) or the right to receive or to be paid the proceeds arising on the disposal of the same or agree or attempt to do so; and

(c)	dispose of the equity of redemption in respect of all or any part of the Security Assets.

5.	Representations and warranties by the Chargor

5.1.	The Chargor represents and warrants to the Chargee that:

(a)	it is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)	it has the necessary power to enter into, and perform its obligations under, this Deed and has taken all necessary action to authorise the entry into, and the performance of its obligations under, this Deed;

(c)	the obligations expressed to be assumed by it under this Deed constitute its legal, valid, binding and enforceable obligations;

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(d)	all Authorisations required or desired to enable or entitle it to enter into, and comply with its obligations under, this Deed have been obtained and are in full force and effect;

(e)	it is (subject to the terms of this Deed) the sole legal and beneficial owner of the Security Assets; and

(f)	the Sale Shares represent the whole of the issued share capital of the Company;

(g)	there has been no amendment, variation or alteration to the memorandum and articles of association of the Company since the date of this Deed (other than any amendment, variation or alteration to which the Chargee has consented to in writing).

(h)	the Sale Shares have been validly issued and are fully paid up.

5.2.	Each of the representations and warranties set out in clause 5.1 are made on the date of this Deed and are deemed to be repeated by the Chargor on each day during the Security Period with reference to the facts and circumstances then existing.

6.	Covenants by the Chargor

6.1.	The covenants in this clause 6 shall remain in force throughout the Security Period.

6.2.	The Chargor covenants with the Chargee that it shall:

(a)	duly and promptly pay all calls, instalments or other monies which may from time to time become due in respect of any of the Security Assets (it being acknowledged by the Chargor that the Chargee shall not in any circumstances incur any liability whatsoever in respect of any such calls, instalments or other monies);

(b)	following execution of this Deed (or on later receipt) and if requested by the Chargee, deposit with the Chargee (or as it may direct) all certificates or documents of title in respect of the Security Assets, together with a duly executed and stamped (but undated) instrument of transfer or an assignment (as appropriate) thereof in blank; and

(c)	deliver to the Chargee any Derivative Assets.

6.3.	On and after the security constituted by this Deed becoming enforceable, the Chargee shall, without prejudice to its other rights under this Deed, be entitled to:

(a)	complete any instrument of transfer and have all or any of the Security Assets registered in its name;

(b)	exercise all voting and other rights and powers attached to the Security Assets; and

(c)	receive and retain all dividends, interest and other monies paid in respect of the Security Assets for application in, or towards, satisfaction of the Secured Liabilities (and if the Chargor receives any such dividends, interest or other monies, it shall hold them on trust for the Chargee and forthwith pay them to the Chargee).

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6.4.	If the Chargor fails to comply with any of the covenants set out in clause 6.2, the Chargor will allow (and hereby irrevocably authorises) the Chargee and/or such person as it shall nominate to take such action on behalf of the Chargor as shall be necessary to ensure that such covenants are complied with.

6.5.	All sums payable by the Chargor under this clause shall be payable on demand by the Chargee.

7.	Enforcement and powers of the Chargee

7.1.	The security constituted by this Deed shall become immediately enforceable at any time on, or after 10 working days after the date on which the Chargee properly demands in writing the payment or discharge of all, or any part, of the Secured Liabilities in accordance with the Share Purchase Agreement. After the security constituted by this Deed has become enforceable, the Chargee may enforce all or any part of the security as it sees fit and the Chargee may exercise all powers conferred on mortgagees by the LPA (as varied or extended by this Deed) and the restrictions contained in section 103 LPA shall not apply to this Deed. For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed.

7.2.	The powers conferred on the Chargee under this Deed shall be extended so as to authorise the Chargee to sell or otherwise dispose of (or instruct any nominee to do so) the Security Assets (or any part of them), in such manner and on such terms and for such consideration (whether payable immediately or in instalments) as the Chargee shall in its absolute discretion think fit and the Chargee may treat any part of the Security Assets as consists of money as if it were the proceeds of such a sale or other disposal.

7.3.	The Chargee shall not be liable for:

(a)	any loss arising out of such sale or other disposal of any of the Security Assets or the exercise of or failure to exercise any of the Chargee's powers under this Deed however caused and whether or not a better price could or might have been obtained by deferring or advancing the date of such sale or other disposal and the Chargee shall not be liable to account as mortgagee in possession for any of the Security Assets; and

(b)	any neglect or default to pay any call, instalment or other monies in respect of the Security Assets or to accept any offer or to notify the Chargor of any matter or for any other loss of any nature whatsoever in connection with any of the Security Assets.

7.4.	At any time on, or after the date on which the security constituted by this Deed becomes enforceable, the Chargee may exercise in the name of the Chargor or otherwise, and without any further consent or authority on the part of the Chargor in respect of the Security Assets any voting rights and all powers given to trustees in respect of securities or property subject to a trust and any powers or rights which may be exercisable by the person in whose name any of the Security Assets is registered.

7.5.	The restriction on the right of consolidating mortgages under section 93 of the LPA shall not apply to this Deed.

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7.6.	No purchaser, mortgagee or other person dealing with the Chargee shall be concerned to enquire whether the Secured Liabilities have become payable or whether any power which he or it is purporting to exercise has become exercisable or whether any money is due under this Deed or as to the application of any money paid raised or borrowed or as to the propriety or regularity of any sale by or other dealing with the Chargee. All the protection to purchasers contained in Sections 104 and 107 of the LPA shall apply to any person purchasing from or dealing with the Chargee as if the Secured Liabilities had become due and the statutory powers of sale had arisen on the date of this Deed.

7.7.	The Chargee may without notice to the Chargor appoint any one or more persons to be an administrator of the Company pursuant to paragraph 14 Schedule B1 of the Insolvency Act 1986 if this debenture becomes enforceable.

7.8.	Any appointment under clause 7.7 shall:

7.8.1.	be in writing signed by a duly authorised signatory of the Chargor, and

7.8.2.	take effect, in accordance with paragraph 19 of Schedule B1 of the Insolvency Act 1986, when the requirements of paragraph 18 of that Schedule B1 are satisfied.

7.9.	The Chargor may (subject to any necessary approval from the court) end the appointment of an Administrator by notice in writing in accordance with this clause 7.8 and appoint under that clause a replacement for any Administrator whose appointment ends for any reason.

8.	Application of monies

Any monies received by the Chargee under the powers conferred by this Deed shall after the payment of any claims having priority to the security created by this Deed, be applied in or towards payment of the Secured Liabilities in such order as the Chargee in its absolute discretion thinks fit (but without prejudice to the right of the Chargee to recover any shortfall from the Chargor).

9.	Continuing security

The security constituted by this Deed shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Liabilities and shall be binding until all the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full to the satisfaction of the Chargee.

10.	Power of Attorney

10.1.	The Chargor, by way of security, irrevocably and severally appoints the Chargee and any of its delegates or sub-delegates to be its attorney (with full powers of substitution and delegation) and in its name or otherwise and on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, notices, documents, acts and things which the Chargor may or ought to do under the covenants and provisions contained in this Deed (including under clause 11).

10.2.	The Chargor ratifies and confirms and agrees to ratify and confirm anything such attorney shall lawfully and properly do or purport to do by virtue of clause 10.1 and all money expended by any such attorney shall be deemed to form part of the Secured Liabilities.

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11.	Further assurances

11.1.	The Chargor shall at any time at the request of the Chargee, but at the cost of the Chargor, promptly execute such Security Interests and other deeds, assurances, instruments and agreements and otherwise do such acts and things as the Chargee may from time to time require for:

(a)	perfecting, or protecting, the security created (or intended to be created) by this Deed; and

(b)	facilitating the realisation of any Security Asset and the exercise of all rights, powers, authorities and discretions vested in the Chargee under this Deed.

11.2.	Any such further Security Interests and assurances shall be prepared by, or on behalf of, the Chargee and shall contain an immediate power of sale without notice, a clause excluding section 93 of the LPA and the restrictions contained in section 103 of the LPA and such other clauses for the benefit of the Chargee as the Chargee may reasonably require.

12.	Avoidance of payments

12.1.	Any release, discharge or settlement between the Chargee and the Chargor in relation to this Deed shall be conditional upon no security, disposition or payment to the Chargee by the Chargor or any other person being void, set aside (in whole or in part) or ordered to be refunded or reduced by virtue of any law or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, or for any other reason whatsoever, and if any such security, disposition or payment is declared void or set aside or is ordered to be refunded or reduced then the liability of the Chargor under this Deed shall continue as if such release, discharge or settlement had not occurred.

12.2.	The Chargee may concede or compromise any claim that any security, disposition or payment is void or liable to be set aside, refunded or reduced.

13.	Delegation

The Chargee may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by them under this Deed in relation to the Security Assets or any part of them. Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

14.	Costs and expenses

The Chargor shall forthwith on demand pay all reasonable costs, charges and expenses (including legal and out-of-pocket expenses) properly incurred which the Chargee, any attorney, manager, agent or other person appointed by the Chargee under this Deed incurs in connection with this Deed.

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15.	Indemnity

The Chargee and every attorney, manager, agent or other person appointed by the Chargee under this Deed and their respective officers and employees shall be entitled to be indemnified on a full indemnity basis out of the Security Assets in respect of all liabilities and expenses properly incurred or suffered by any of them in or directly or indirectly as a result of the exercise or purported exercise of any of the powers, authorities or discretions vested in them under this Deed and against all actions, proceedings, losses, costs, claims and demands suffered or incurred by the Chargee in respect of any matter or thing done or omitted in any way relating to the Security Assets and the Chargee may retain and pay all sums in respect of the same out of any monies received under the powers conferred by this Deed.

16.	Notices

16.1.	Every notice, demand or other communication under this Deed shall be in writing and may be delivered personally or by letter or facsimile transmission as follows:

(a)	if to the Chargee to:

Beachcroft LLP, 100 Fetter Lane, London EC4A 1BN

Fax number: 0207 894 6550

For the attention of Laurence Markham;

(b)	if to the Chargor to:

Atticus Legal LLP, Castlefield House, Liverpool Road, Manchester, M3 4SB

Fax number: 0161 957 8879

For the attention of Kevin Philbin;

or, in either case, to such other address or facsimile number, or marked for the attention of such other person, as may be notified in accordance with this clause by the relevant party to the other party for such purpose by not less than 10 Business Days’ notice in writing.

16.2.	Every notice, demand or other communication shall be deemed to have been received as follows:

(a)	if by letter, when delivered personally at the relevant address or 2 Business Days after being deposited in the post, in the case of first class prepaid postage, in an envelope addressed to the relevant address; and

(b)	if by facsimile transmission, when received in legible form,

and, in each case, marked for the attention of the relevant person.

Any notice given in accordance with the above, but received on a non-Business day or out of business hours in the place of receipt, will only be deemed to have been received at the opening of business on the next Business Day in that place.

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16.3.	Any notice, demand or other communication served on the Chargee shall only be effective when actually received by the Chargee and then only if it is expressly marked for the attention of the relevant person at the Chargee in accordance with clause 16.1

17.	Assignment

17.1.        The Chargee may at any time, without the consent of the Chargor, assign or transfer the whole or any part of the Chargee's rights under this debenture to any person within the Chargee’s Group.

17.2.        The Chargor may not assign any of its rights or transfer any of its obligations under this Deed or enter into any transaction, which would result in any of these rights or obligations passing to another person.

18.	Miscellaneous

18.1.	No delay or omission on the part of the Chargee in exercising any right or remedy under this Deed shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single partial or defective exercise of any such right or remedy preclude any other or further exercise under this Deed of that or any other right or remedy.

18.2.	The Chargee’s rights under this Deed are cumulative and not exclusive of any rights provided by law and may be exercised from time to time and as often as the Chargee deems expedient.

18.3.	Any waiver by the Chargee of any terms of this Deed or any consent or approval given by the Chargee under it shall only be effective if given in writing and then only for the purpose and upon the terms and conditions if any on which it is given.

18.4.	The security constituted by this Deed shall be in addition to, and shall be without prejudice to, any other Security Interest which the Chargee may now, or at any time in the future hold, for or in respect of the Secured Liabilities or any of them and shall not be prejudiced by time or indulgence granted to any person by the Chargee in perfecting or enforcing any remedies, securities, guarantees or rights it may now or in the future have from, or against, the Chargor or any other person or any waiver, release, variation, act, omission, forbearance, unenforceability, indulgence or invalidity of any such remedy, security, guarantee or right.

18.5.	If at any time any one or more of the provisions of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

18.6.	This Deed may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

18.7.	A person who is not a party to this Deed (or such party's permitted successor or assign) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed. This does not affect any right or remedy of a third party that exists or is available apart from that Act.

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18.8.	At any time on, or after, the United Kingdom becoming a Participating Member State, this Deed shall be subject to such reasonable amendments as the Chargee may from time to time specify to be necessary or appropriate to reflect the introduction of the euro in the United Kingdom and any relevant market conventions or practices relating to the euro.

19.	Law and jurisdiction

19.1.	This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

19.2.	The Chargor irrevocably agrees for the exclusive benefit of the Chargee that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof this Share Charge has been executed as a deed on the day and year first before written.

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EXECUTION PAGE

EXECUTED AS A DEED	)
by Orchard Advertising Limited acting by:	)

Director /s/ Jeffrey Spector

Director/Secretary

EXECUTED AS A DEED	)
by Hollywood Media Corp acting by:	)

Director /s/ Mitchell Rubenstein

Director/Secretary /s/ Laurie S. Silvers

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